Exhibit No. 12.

Questar Market Resources, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)

                                                                9 months ended
                                                                 September 30,
                                                   -----------------------------------------
                                                     2001       2001 (Pro forma)     2000
                                                   ---------    ----------------   ---------
                                                             (Dollars in Thousands)
EARNINGS

Income before income taxes                         $ 127,831       $ 123,667       $  77,133
Less income from Canyon Creek                           (229)           (229)           (128)
Plus distributions from Canyon Creek                     174             174             225
Less income from Roden                                  (145)           (145)
Plus distributions from Roden                            228             228
Plus debt expense                                     16,346          29,132          17,573
Plus interest capitalized during construction            559             559             168
Plus interest portion of rental expense                  978           1,680             713
                                                   ---------       ---------       ---------
                                                   $ 145,742       $ 155,066       $  95,684
                                                   =========       =========       =========
FIXED CHARGES
Debt expense                                       $  16,346       $  29,132       $  17,573
Plus interest capitalized during construction            559             559             168
Plus interest portion of rental expense                  978           1,680             713
                                                   ---------       ---------       ---------
                                                   $  17,883       $  31,371       $  18,454
                                                   =========       =========       =========
Ratio of Earnings to Fixed Charges                      8.15            4.94            5.19
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1/ For purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs, and the interest portion of rental costs estimated at 50%.

2/ Income before income taxes includes QMR's 50% share of pretax earnings of Blacks Fork.

3/ Distributions from less than 50% owned enterprises are included in the calculation, while earnings are excluded. QMR's ownership interest in both
Canyon Creek and Roden is about 15%.

4/ Pro forma to reflect the acquisition of Shenandoah Energy Inc as of January
1, 2001.